December 2, 2014 17:00 ET

Air Industries Group announces investor presentation at LD MICRO’s 7th annual Conference

BAY SHORE, NY--(Marketwired – December 2, 2014) - Air Industries Group (NYSE MKT: AIRI) announced today it will be presenting at LD MICRO’s 7th Annual Conference on Thursday, December 4, 2014. The three-day event will host 214 micro-cap companies at the Luxe Sunset Bel Air Hotel in Los Angeles, California. The presentation may be accessed at www.airindustriesgroup.com

For additional information, please call 631.881.4913 or by email at ir@airindustriesgroup.com

About LD MICRO
LD MICRO is a by-invitation-only newsletter firm that focuses on finding undervalued companies in the micro-cap space. Since 2002, the firm has published an annual list of recommended stocks, as well as comprehensive reports on select companies throughout the year. The firm also hosts the LD MICRO Micro-Cap Growth Conference for investors in December of each year. LD MICRO concentrates on finding, researching and investing in companies that are overlooked by most institutional investors. It is a non-registered investment advisor. For more information, please contact 408-457-1042 or visit www.ldmicro.com.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE MKT: AIRI) is an integrated manufacturer of precision components and provider of supply chain services for the aerospace and defense industry. The Company has over 50 years of experience in the industry and has developed leading positions in several important markets that have significant barriers to entry. With embedded relationships with many leading aerospace and defense prime contractors, the Company designs and manufactures structural parts and assemblies that focus on flight safety, including landing gear, arresting gear, engine mounts and flight controls. Air Industries Group also provides sheet metal fabrication, tube bending, and welding services.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize projected EBITDA, firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the ability to consummate contemplated acquisitions, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group
631.881.4913
ir@airindustriesgroup.com